As Filed with the Securities and Exchange Commission on March 14, 2025

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Grab Holdings Limited
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3 Media Close, #01-03/06
Singapore 138498
(Address of Principal Executive Offices)

Second Amended and Restated 2021 Equity Incentive Plan
(Full title of the Plan)
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address, and telephone number, including area code, of agent for service)

Copies to: Gary J. Simon Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004 (212) 837-6000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer 🗹	Accelerated filer □
Non-accelerated filer □	Smaller reporting company □
Emerging growth company □
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     □

EXPLANATORY NOTE
On February 11, 2022, the Registrant filed with the Commission a registration statement on Form S-8 (File No. 333-262658)(the “Initial Filing”) to register (i) 342,568,055 Ordinary Shares initially reserved for future issuance under Registrant’s Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”), which may be in the form of either Class A Ordinary Shares or Class B Ordinary Shares (each of which is convertible into one Class A Ordinary Share) and certain number of outstanding options and restricted share units under the 2021 Plan; and (ii) 74,821,802 Class A Ordinary Shares initially reserved for future issuance under the Registrant’s 2021 Equity Stock Purchase Plan (the “2021 ESPP”). On December 12, 2023, the Registrant filed with the Commission the post-effective amendment No. 1 to the Initial Filing to file the second amended and restated 2021 Plan that took effect on November 14, 2023 (the “Second Amended and Restated 2021 Plan”). The Second Amended and Restated 2021 Plan, which did not increase the number of awards or Ordinary Shares issuable thereunder, provided that all future awards thereunder shall be for only Class A Ordinary Shares, except for (i) awards to the Registrant’s Chief Executive Officer and Chairman, Anthony Tan, co-founder Tan Hooi Ling (who no longer holds any position at Grab), and former President Maa Ming-Hokng, which shall be for Class B Ordinary Shares; and (ii) awards to members of the Registrant’s Executive Committee from time to time, which may be for Class B Ordinary Shares and / or Class A Ordinary Shares.
Pursuant to the terms of the 2021 Plan and the Second Amended and Restated 2021 Plan, the number of Ordinary Shares reserved for issuance thereunder will automatically increase on January 1 of each calendar year, starting on January 1, 2022 through January 1, 2031, in an amount equal to five percent (5%) of the total number of Ordinary Shares that are outstanding (on a fully diluted basis) on December 31 of the preceding calendar year, or a lesser number of shares determined by the Registrant’s board of directors (the “Board”) or a committee thereof. For January 1, 2022, January 1, 2023, January 1, 2024 and January 1, 2025, the compensation committee under the Board (the “Compensation Committee”) determined that there shall be no increase, a 200,000,000 increase, a 218,000,000 increase, and a 80,000,000 increase, respectively, in the number of Ordinary Shares that may be issued under the 2021 Plan and the Second Amended and Restated 2021 Plan, as applicable.
Pursuant to the terms of the 2021 ESPP, the number of Class A Ordinary Shares reserved for issuance under the 2021 ESPP will automatically increase on January 1 of each calendar year, starting on January 1, 2022 through January 1, 2031, in an amount equal to one percent (1%) of the total number of Ordinary Shares that are outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the administrator. For January 1, 2022 and January 1, 2023, the Compensation Committee determined that there shall be no increase in the number of Class A Ordinary Shares reserved for issuance under the ESPP. For January 1, 2024, the Compensation Committee determined that there shall be an increase of 20,000,000 Class A Ordinary Shares under the ESPP.
The Registrant is filing this registration statement on Form S-8 to register a total of 200,000,000 Ordinary Shares that may be issued in the future under the Second Amended and Restated 2021 Plan. The 200,000,000 Ordinary Shares are part of the total of 498,000,000 Ordinary Shares that as described above were added to the Second Amended and Restated 2021 Plan. None of the 20,000,000 Class A Ordinary Shares that as described above were added to and may be issued in the future under the ESPP are registered pursuant to this Registration Statement. Pursuant to General Instruction E to Form S-8, the contents of the Initial Filing are incorporated by reference into this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference
The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Registrant with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference as of their respective dates and deemed to be a part hereof:
(a) The Registrant’s annual report on Form 20-F filed with the Commission on March 14, 2025, which includes audited financial statements for the year ended December 31, 2024; and
(b) the description of our Ordinary Shares as contained in our registration statement on Form 8-A (File No. 001-41110), filed by us with the Commission under Section 12(b) of the Exchange Act on December 1, 2021 including any amendments or reports filed for the purpose of updating such description.
All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. The Company is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed therein as “filed” with the SEC, unless we expressly indicate in such documents that they or portions thereof shall be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
ITEM 8.Exhibits
The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this registration statement. (See Exhibit Index below).

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1
Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the Registration Statement on Form F-4 (File No. 333-258349), filed with the SEC on November 19, 2021)

5.1	Opinion of Travers Thorp Alberga
10.1
Second Amended and Restated 2021 Equity Incentive Plan of the Registrant (incorporated by reference to Exhibit 10.1 of the Post-effective Amendment No.1 to the Registration Statement on Form S-8 (Registration No. 333-262658) filed with the Securities and Exchange Commission on December 12, 2023)

23.1	Consent of Travers Thorp Alberga (included in Exhibit 5.1)
23.2	Consent of KPMG LLP
24.1	Power of Attorney (included on the signature page in Part II of this registration statement)
107	Filing Fee Table

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Singapore, on March 14, 2025.

Grab Holdings Limited

By:	_/s/ Anthony Tan__
Name: Anthony Tan
Title: Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Anthony Tan and Peter Oey, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this registration statement on Form S-8, or other appropriate form, and all amendments thereto, including post-effective amendments, of Grab Holdings Limited, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below.

NAME	POSITION	DATE
_/s/ Anthony Tan_______ Anthony Tan	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	March 14, 2025
_/s/ Peter Oey__________ Peter Oey	Chief Financial Officer (Principal Financial and Accounting Officer)	March 14, 2025
_/s/ Ong Chin Yin_______ Ong Chin Yin	Director	March 14, 2025
_/s/ John Rogers________ John Rogers	Director	March 14, 2025

_/s/ Dara Khosrowshahi_ Dara Khosrowshahi	Director	March 14, 2025
_/s/ Ng Shin Ein_______ Ng Shin Ein	Director	March 14, 2025
_/s/ Daniel Yun________ Daniel Yun	Director	March 14, 2025
_/s/ David Loh_________ David Loh	Director	March 14, 2025

Signature of authorized representative in the United States
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Grab Holdings Limited has signed this registration statement or amendment thereto in the city of Newark, State of Delaware, on March 14, 2025.

Puglisi & Associates

By:	_/s/ Donald J. Puglisi__
Name: Donald J. Puglisi
Title: Managing Director